Exhibit 99.1

STONE ENERGY CORPORATION

Announces Second Quarter 2003 Results

NYSE — SGY
LAFAYETTE, LA. August 4, 2003

        Stone Energy Corporation today announced net income of $28.6 million, or $1.08 per share, for the second quarter of 2003, which represents an 80% increase per share over the $16.0 million, or $0.60 per share, earned in the second quarter of 2002. For the six months ended June 30, 2003, income before cumulative effects of accounting changes totaled $83.3 million, or $3.14 per share, compared to net income of $22.2 million, or $0.84 per share, during the comparable 2002 period. Including the cumulative effects of accounting changes, net income for the first six months of 2003 totaled $84.5 million, or $3.18 per share. All per share amounts are on a diluted basis.

        Production for the second quarter of 2003 of 23.8 billion cubic feet of gas equivalent (Bcfe) was down five percent from first quarter 2003 production of 25.0 Bcfe due primarily to the loss of four producing wells during the quarter, three of which have been restored to production. Also contributing to the decline were the shut-ins related to unscheduled repair work on three pipelines, precautionary downtime for tropical storm Bill and shut-ins for rig mobilization on platforms during the second quarter.

        Stone is currently producing at a net daily rate of approximately 278 MMcfe or six percent higher than the average daily rate for the second quarter of 2003. The result of second quarter events, combined with delays of initial production from a number of non-operated 2003 discoveries to 2004 (discussed further in Operation Update) has led management to revise full-year 2003 production estimates to approximate 2002 production volumes. Oil production during the second quarter of 2003 totaled 1,388,000 barrels compared to 1,419,000 barrels produced during the first quarter of 2003, while natural gas production totaled 15.4 billion cubic feet (Bcf) during the second quarter of 2003, compared to 16.5 Bcf produced during the first quarter of 2003.

         D. Peter Canty, president and chief executive officer stated, “We have achieved outstanding results from our drilling program through the first half of the year. While disappointed that we are behind schedule bringing on production from several important discoveries, I am delighted that we are well ahead of our annual internal goals for reserve replacement and finding cost based on what we have accomplished principally with the drill bit.”

        Effective January 1, 2003, management elected to change to the Units of Production (UOP) method of amortizing proved oil and gas property costs versus the formerly used Future Gross Revenue (FGR) method. DD&A expense on oil and gas properties under the UOP method for the second quarter of 2003 totaled $40.4 million, or $1.70 per Mcfe. The increase in DD&A per Mcfe is attributable to a $40.6 million increase in forecasted future development costs primarily related to production facilities and completion operations of discoveries made during second quarter of 2003, combined with initial reserve bookings limited by SEC guidelines to low known productive limits in newly discovered reservoirs. We believe that the installation of facilities will allow us to capture additional proved reserves in the future.

        DD&A expense under the FGR method was $41.5 million, or $1.50 per Mcfe, for the second quarter of 2002. Under the UOP method, DD&A expense would have been $43.5 million, or $1.57 per Mcfe, during the second quarter of 2002. DD&A expense under the UOP method for the six months ended June 30, 2003 totaled $81.3 million, or $1.67 per Mcfe, compared to $81.7 million, or $1.51 per Mcfe during the same year-to-date 2002 period under the FGR method. Under the UOP method, DD&A expense for the six months ended June 30, 2002 would have been $83.9 million, or $1.55 per Mcfe.

        Prices realized during the second quarter of 2003 averaged $28.34 per barrel of oil and $5.05 per Mcf of natural gas. This represents a 36% increase, on an Mcfe basis, over second quarter 2002 average realized prices of $25.10 per barrel of oil and $3.33 per Mcf of natural gas. Average realized prices during the first half of 2003 were $30.96 per barrel of oil and $5.88 per Mcf of natural gas compared to $23.04 per barrel of oil and $3.06 per Mcf of natural gas realized during the first half of 2002. All unit pricing amounts include the cash effects of hedging.

        During the second quarter of 2003, oil and natural gas revenue totaled $117.2 million, compared to $100.4 million for the second quarter of 2002. For the six months ended June 30, 2003, oil and natural gas revenue totaled $274.8 million, compared to $181.0 million during the comparable 2002 period. The increase in oil and natural gas revenue during 2003 is attributable to the increase in realized commodity prices over 2002.

        During the second quarter of 2003, Stone generated discretionary cash flow of $88.9 million compared to $68.9 million generated during the second quarter of 2002. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $103.8 million and $54.1 million during the three months ended June 30, 2003 and 2002, respectively. For the first six months of 2003, discretionary cash flow totaled $218.6 million compared to $122.9 million during the first six months of 2002. Net cash flow provided by operating activities, as defined by GAAP, totaled $213.1 million and $108.0 million during the six months ended June 30, 2003 and 2002, respectively. (Please see “Non-GAAP Financial Measure” below and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

        Normal lease operating expenses incurred during the second quarter of 2003 totaled $15.7 million, or $0.66 per Mcfe, compared to $15.8 million, or $0.57 per Mcfe, for the comparable quarter in 2002. For the six months ended June 30, 2003 and 2002, normal lease operating expenses were $30.7 million, or $0.63 per Mcfe, and $30.4 million, or $0.56 per Mcfe, respectively.

        Major maintenance expenses, which represent major repair and workover operations, totaled $2.5 million during the second quarter of 2003 compared to $4.7 million in the second quarter of 2002. Second quarter 2003 major maintenance expenses consist primarily of workover costs for wells on West Cameron Block 45, South Marsh Island Block 288 and Eugene Island Block 113 and platform repairs at Main Pass Block 288.

        During the three and six-month periods ended June 30, 2003, we recognized non-cash expenses of $1.6 million and $3.1 million, respectively, related to the accretion of our asset retirement obligation in accordance with SFAS No. 143. As required by SFAS No. 143, our estimate of our asset retirement obligation does not give consideration to the value that the related assets could have to other parties.

        Due to Stone’s progress to date toward our annual goals, incentive compensation expense increased to $0.7 million during the second quarter of 2003 compared to $0.2 million incurred during the second quarter of 2002. For the six months ended June 30, 2003 and 2002, incentive compensation expense totaled $1.3 million and $0.4 million, respectively. Salaries, general and administrative expenses for the second quarter of 2003 were $3.6 million, or $0.15 per Mcfe, compared to $3.2 million, or $0.11 per Mcfe, in the second quarter of 2002. For the six months ended June 30, 2003, salaries, general and administrative expenses totaled $6.9 million, or $0.14 per Mcfe, compared to $6.6 million, or $0.12 per Mcfe, during the comparable 2002 period.

        Stone repaid $55.0 million of bank borrowings during the first half of 2003, including $35.0 million of repayments in the second quarter. Effective June 9, 2003, the borrowing base under our credit facility was increased to $325 million based on a review of our proved reserves by our bank group. We had availability under the credit facility of an additional $235.9 million of borrowings as of August 1, 2003. As a result of debt repayments, interest expense for the second quarter of 2003 decreased to $5.2 million, compared to $6.0 million during the second quarter of 2002. For the six months ended June 30, 2003, interest expense totaled $10.7 million compared to $11.5 million during the comparable period in 2002.

        During the second quarters of 2003 and 2002, Stone recognized non-cash expenses of $2.1 million and $3.5 million, respectively, relative to commodity derivatives, the majority of which represents the cost associated with put contracts that settled during the respective periods. For the six-month periods ended June 30, 2003 and 2002, Stone recognized $4.3 million and $8.5 million, respectively, of non-cash expenses related to commodity derivatives.

        Stone Energy’s Board-approved 2003 capital expenditures budget, excluding acquisitions, is currently $275 million. Capital expenditures during the second quarter of 2003 totaled $87.5 million, including $66.1 million of operational expenditures, $14.5 million of acquisition costs, $3.7 million of capitalized salaries, general and administrative expenses, $2.2 million of capitalized interest and $1.0 million of non-cash asset retirement costs. Year-to-date 2003 additions to oil and gas property costs of $206.6 million included $53.0 million of non-cash asset retirement costs recorded in connection with SFAS No. 143. Capital expenditures during the first six months of 2003 also included $115.4 million of operational expenditures, $26.8 million of acquisition costs, $7.2 million of capitalized salaries, general and administrative expenses and $4.2 million of capitalized interest. These investments were financed by cash flow from operations and working capital.

   OPERATIONAL UPDATE

        During the second quarter of 2003 Stone evaluated 12 new wells, 10 of which were successful. Through August 1, 2003, Stone has spudded 31 of the 54 wells planned for 2003. Stone has achieved an 84% drilling success rate with 21 discoveries including wells drilling with logged pay and four dry holes. Of the 21 discoveries, 11 wells are currently producing. The following is an update of certain ongoing or recently completed operations:

Gulf Coast Basin

Gulf of Mexico — Louisiana State Waters:

        South Timbalier Block 8.  As previously announced, the State Lease 4237 No. 3 STK2 Well drilled on the Seagull Prospect to a total depth of 16,142 feet and encountered 145 net feet of gas pay in five zones. The well was completed in the deepest pay sand in late May 2003 and began producing on June 15, at a stabilized daily rate of 8 MMcf of gas and 500 barrels of condensate at a flowing pressure of 9,350 psi on a 14/64th inch choke. Stone has a 100% working interest (WI) and a 79.5% net revenue interest (NRI) in this well.

Gulf of Mexico — Federal Waters:

        Main Pass Block 287 New Field Discovery.  The initial phase of an 8-well drilling program for 2003 has resulted in four exploratory discoveries. The wells were drilled from a common surface location to four fault traps located on two primary term lease blocks, Main Pass Blocks 287 and 276. The principle productive reservoir, the Tex X sand at approximately 6,500 feet, was seismically indicated in five separate fault traps. Three of the discovery wells found oil accumulations while the fourth found gas. The fifth trap remains to be drilled.

        Our initial discovery, the OCS-G 19869 No. 1 Well on Main Pass Block 287, tested the John Quincy Prospect from an open water location to a total depth of 8,778 feet. As previously reported, the well encountered 53 net feet of oil and gas pay in four zones with the principle accumulation found to be 38 net feet of oil in the primary objective Tex X sand.

        The second well, the OCS-G 19866 No. 1, drilled directionally 4,300 feet northwest to a bottom hole location on Main Pass Block 276 and tested the North Polk Prospect to a total depth of 8,650 feet. The well logged 43 net feet of oil and gas pay in the Tex X sand. The third well, the OCS-G 19869 No. 2 tested the Polk Prospect on Main Pass Block 287 at a location 2,000 feet northwest of the surface at total depth of 7,524 feet and logged 157 net feet of oil in the Tex X sand. The fourth well, the OCS-G 19866 No. 2 tested the Taft Prospect on Main Pass Block 276 in early June. The well drilled to a total depth of 11,125 feet, 7,800 feet northwest of the surface, and logged 22 net feet of oil and gas pay in the Tex X sand. After installing a tripod platform and pipeline to tie back production to our recently upgraded A platform on Main Pass Block 288, we will complete the four discovery wells with estimated first production to begin during the first quarter of 2004.

        The multi-well project in the Main Pass Block 288 field, acquired in December 2001, represents approximately 18% of our total 2003 capital expenditures budget. A rig is on our A platform and is scheduled to drill four additional wells and perform two workovers during the second half of 2003. A significant upgrade of the A platform preceded this activity. Stone has a 100% WI and an 80.3% NRI in Main Pass Block 276 and a 100% WI and an 83.3% NRI in Main Pass Blocks 287 and 288.

        South Pelto Block 23.  The South Pelto Block 23 OCS-G 1238 No. C-4 Well reached total depth of 18,693 feet on the Hammerhead Prospect and logged gas pay in multiple sands in an untested fault trap along the same large fault system that traps gas in multiple sands in the recent Can of Corn discovery on the adjoining South Pelto Block 22. Sidetrack drilling operations are in-progress with first production expected late in the third quarter of 2003. An offset development well should be spud within the next 30 days. The Black Tip Prospect well will be drilled from the E Platform to a proposed depth of 17,846 feet. The well should reach total depth early in the fourth quarter of 2003. Stone has a 100% WI and an 80.9% NRI in the lease block.

        South Pelto Block 22.  Delineation drilling operations are about to commence on the Can of Corn Prospect on South Pelto Block 22. Earlier this year, Stone announced that we believe this to be a significant deep gas discovery with 524 net feet of pay in 11 sands. Stone had anticipated six months of production during 2003 from the discovery well. The current operating plan is to defer initial production until two delineation wells have been drilled. If these wells are successful, a four-pile production facility will be installed with the expectation of having three wells on production during the first quarter of 2004.

        Two deep wells are planned to better understand the areal extent of the discovery and to test sands beneath those drilled in the discovery well. The first test, the OCS-G 18054 No. 3, will drill directionally to a planned total depth of 19,430 feet from a surface location approximately 2,000 feet west of the No. 2 discovery well. The No. 3 Well spudded on August 3, 2003 and will test a section not penetrated by the No. 2 Well. Immediately following the No. 3 Well, a third well, the OCS-G 18054 No. 4, is planned to drill directionally from the same surface location as the No. 2 discovery well and is projected to reach a total depth of approximately 19,000 feet. The No. 4 Well is designed to develop an up-dip crestal location in the same field pay sands proven productive by the No. 2 Well. Should the No. 3 Well find the deeper stratigraphic section productive, the No. 4 Well will be drilled deeper to evaluate the same section. Stone has a 50% WI and a 40.7% NRI in the lease block.

        South Timbalier Block 71.  The OCS-G 14519 No. F-2 Well on South Timbalier Block 71 was drilled to a total depth of 12,387 feet and successfully tested the Seashell Prospect. Geophysical data indicated an untested fault trap for the same sand that has produced 0.8 million barrels of oil and 1.8 Bcf of gas from the trap proven by Stone’s No. F-1 Well drilled in 1999. The No. F-2 Well found the single objective sand contained 38 feet of hydrocarbons and tested, upon cleanup, at the daily rate of 5.6 MMcf of gas and 494 barrels of condensate with a flowing pressure of 4,095 psi on a 16/64th inch choke. Production is scheduled to begin in August 2003 and will flow through an existing pipeline from the F Platform at South Timbalier Block 71 to nearby Stone facilities in South Pelto Block 23 field. Stone has a 100% WI and an 81.33% NRI in South Timbalier Block 71.

        East Cameron Block 378.  The OCS-G 12856 No. 3 BP/4 Well was drilled and cased to total depth of 14,467 feet on the Canvasback Prospect and is currently mud-line suspended awaiting completion operations. As earlier reported, the well found gas in two sands including a deep objective that was suggested from seismic amplitude anomalies. A sub-sea completion and tieback is planned for this well with first production expected in the second quarter of 2004. We are awaiting further guidance from the operator as to the timing of additional drilling. Stone has a 57% WI and a 42% NRI in this well.

        Vermilion Block 255 Field.  The OCS-G 3135 No. J-3 STK Well on the Aetna Prospect has been sidetracked from an idle wellbore to intermediate casing depth of 12,077 feet enroute toward a planned total depth of 15,200 feet. The well is designed to drill directionally to a crestal location of a fault trap for the primary objective K-2 sand reservoir that has produced on strong water drive, a total of 5.3 Bcf of natural gas and 0.2 million barrels of oil from a down-dip well. The trap is on the same fault system that traps recent discoveries on the Skorpios and West Skorpios prospects. Stone has a 100% WI and an 82.8% NRI in this well.

        Drilling is in-progress from an open-water location on the OCS-G 2082 No. 5 Well on the Olympus Prospect at Vermilion Block 268 underneath a major producing field. This is a high-risk, high-potential deep shelf test in a field that has produced approximately 0.5 Tcfe from multiple sands and traps to date. Stone has a 66.7% WI and a 55.2% NRI in the initial test.

        Mississippi Canyon Block 109.  A drilling rig has been moved onto the production platform for what is expected to be approximately 18 months of drilling and workover operations. The first two operations include a sidetrack drilling operation and a workover of a flow restricted well. The drill well will utilize an idle wellbore to drill to multiple proved sands that were logged in a well that was lost due to mechanical problems in 2002. The No. A-22 STK1 Well has been drilled to 10,500 feet where intermediate casing will be run before drilling to a planned total depth of 13,650 feet. Stone has a 33% WI and a 27.5% NRI in this well.

Onshore Louisiana:

        Manila Village – Jefferson Parish.  The LL&E No. 2 STK3 Well was drilled to 14,143 feet and completed as a gas well with 72 net feet of productive sand. The well began producing on July 19, 2003, and is flowing at an average gross daily rate of 9.0 MMcf of natural gas and 1,135 barrels of oil with a flowing pressure of 6,000 psi. Stone has a 100% WI and a 72.5% NRI in this well.

        Cut Off Field – Lafourche Parish.  Drilling is in-progress on the south flank of the field on the Sequoia Prospect. The Clovelly No. 37 Well is drilling at 16,598 feet. The deep structure exploratory well has been designed to test the Hollywood sand section on the south flank of the salt dome structure on a large fault closure. Stone has a 100% WI and an 80% NRI in the well.

Rocky Mountains

        Pinedale Anticline, Wyoming.  During the second quarter, two new wells reached total depth and are in the completion process that entails multiple stages of sand fracture stimulation across tight sandstone lenses. We plan to drill 8 to 10 wells on the Pinedale Anticline this year. To date, two wells are producing, three wells are completing and two wells are drilling. We expect to complete our drilling and investment obligations to earn approximately 4,200 net acres during the third quarter of this year. During the earning phase, Stone has a 100% WI and a 40% NRI and after earning our WI will be reduced to 50% with an associated 40% NRI.

        Howard Ranch.  Stone is presently drilling in the Howard Ranch area of the northern Wind River Basin in Fremont County, Wyoming. The play in this area is to encounter gas-bearing, Cretaceous Fort Union and Lance sands along the Howard Ranch plunging anticline. The Owl Creek Federal No. 1-18 Well was spud on May 29th, and drilled and cased to total depth of 13,074 feet. Completion operations will begin within 30 days with a smaller rig. A second well on the prospect, the Tough Creek Federal No. 5-20 Well, is scheduled to spud early in August and will test the same objectives at approximately the same depth. Stone has a 100% WI and an 80.5% NRI in the wells.

Non-GAAP Financial Measure

        In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

Other Information

        Stone Energy has planned a conference call for 3:00 p.m. CDT Tuesday, August 5, 2003 to discuss the operational and financial results for the second quarter of 2003. Anyone wishing to participate should visit our Web site at www.StoneEnergy.com for a live webcast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site at www.StoneEnergy.com. The replay will be available for approximately one week.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION SUMMARY STATISTICS
(In thousands, except per share/unit amounts) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
FINANCIAL RESULTS
Income before cumulative adjustments (1)	$28,627	$15,984	$83,260	$22,240
Income before cumulative adjustments per share (1)	$1.08	$0.60	$3.14	$0.84

Net income	$28,627	$15,984	$84,485	$22,240
Net income per share	$1.08	$0.60	$3.18	$0.84

PRODUCTION QUANTITIES
Oil (MBbls)	1,388	1,618	2,807	3,235
Gas (MMcf)	15,428	17,948	31,945	34,825
Oil and gas (MMcfe)	23,756	27,656	48,787	54,235

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15.3	17.8	15.5	17.9
Gas (MMcf)	169.5	197.2	176.5	192.4
Oil and gas (MMcfe)	261.1	303.9	269.5	299.6

SALES DATA (2)
Total oil sales	$39,330	$40,608	$86,902	$74,539
Total gas sales	77,882	59,830	187,856	106,429
Total oil and gas sales	$117,212	$100,438	$274,758	$180,968

AVERAGE SALES PRICES (2)
Oil (per Bbl)	$28.34	$25.10	$30.96	$23.04
Gas (per Mcf)	5.05	3.33	5.88	3.06
Per Mcfe	4.93	3.63	5.63	3.34

COST DATA
Normal lease operating expenses	$15,681	$15,760	$30,706	$30,373
Major maintenance expenses	2,541	4,673	5,242	5,962
Salaries, general and administrative expenses	3,602	3,150	6,937	6,550
DD&A expense on oil and gas properties	40,372	41,539	81,331	81,702

AVERAGE COSTS (Per Mcfe)
Normal lease operating expenses	$0.66	$0.57	$0.63	$0.56
Major maintenance expenses	0.11	0.17	0.11	0.11
Salaries, general and administrative expenses	0.15	0.11	0.14	0.12
DD&A expense on oil and gas properties	1.70	1.50	1.67	1.51

AVERAGE SHARES OUTSTANDING – Diluted	26,585	26,554	26,535	26,499

(1) 2003 amounts exclude the cumulative effects of adoption of and change in accounting principles.
(2) Includes the cash effects of hedging.
STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$39,330	$40,608	$86,902	$74,539
Gas production	77,882	59,830	187,856	106,429
Total operating revenue	117,212	100,438	274,758	180,968
Operating expenses:
Normal lease operating expenses	15,681	15,760	30,706	30,373
Major maintenance expenses	2,541	4,673	5,242	5,962
Production taxes	1,499	1,029	2,958	2,099
Depreciation, depletion and amortization	41,046	42,166	82,765	82,915
Non-cash accretion expense	1,573	-	3,146	-
Salaries, general and administrative expenses	3,602	3,150	6,937	6,550
Incentive compensation expense	677	192	1,337	380
Non-cash derivative expenses	2,081	3,486	4,254	8,507
Total operating expenses	68,700	70,456	137,345	136,786
Income from operations	48,512	29,982	137,413	44,182
Other (income) expenses:
Interest	5,167	6,032	10,688	11,486
Other income	(696)	(642)	(1,367)	(1,520)
Total other expenses	4,471	5,390	9,321	9,966
Income before income taxes	44,041	24,592	128,092	34,216
Provision for income taxes:
Current	-	-	-	-
Deferred	15,414	8,608	44,832	11,976
Total income taxes	15,414	8,608	44,832	11,976
Income before cumulative effects of adoption of and change in accounting principles, net of tax	28,627	15,984	83,260	22,240
Cumulative effect of adoption of new accounting principle	-	-	5,256	-
Cumulative effect of change in accounting principle	-	-	(4,031)	-
Net income	$28,627	$15,984	$84,485	$22,240
NET CASH FLOW INFORMATION
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$88,878	$68,869	$218,625	$122,931

Net working capital changes and other	14,964	(9,904)	(4,971)	(10,080)
Investment in derivative contracts	-	(4,822)	(516)	(4,822)
Net cash flow provided by operating activities – GAAP	$103,842	$54,143	$213,138	$108,029

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands)
	June 30, 2003	December 31, 2002
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$28,662	$27,609
Accounts receivable	80,706	74,800
Fair value of put contracts	62	859
Other current assets	8,642	3,601
Total current assets	118,072	106,869
Oil and gas properties:
Proved, net	1,081,397	940,463
Unevaluated	117,999	107,473
Building and land, net	5,186	5,238
Fixed assets, net	5,274	5,452
Other assets, net	9,410	13,876
Total assets	$1,337,338	$1,179,371
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to vendors	$65,374	$72,012
Undistributed oil and gas proceeds	31,827	29,027
Fair value of swap contracts	5,376	-
Other accrued liabilities	11,276	7,043
Total current liabilities	113,853	108,082

8¼% Senior Subordinated Notes due 2011	200,000	200,000
8¾% Senior Subordinated Notes due 2007	100,000	100,000
Bank debt	76,000	131,000
Deferred taxes	104,177	59,604
Fair value of swap contracts	6,368	-
Asset retirement obligation	76,880	-
Other long-term liabilities	3,001	3,197
Total liabilities	680,279	601,883
Common stock	264	263
Additional paid-in capital	453,886	453,176
Retained earnings	214,950	130,523
Treasury stock	(1,550)	(1,706)
Accumulated other comprehensive loss	(10,491)	(4,768)
Total stockholders' equity	657,059	577,488
Total liabilities and stockholders' equity	$1,337,338	$1,179,371